Exhibit e(2)

DEALER AGREEMENT

Manning & Napier Investor Services, Inc. (“Distributor”) and                                  (“Dealer”) have agreed that Dealer will participate in the distribution of Shares (as defined below) of the Manning & Napier Fund, Inc. (the “Company”), subject to the terms of this Dealer Agreement (“Agreement”). The Company offers for sale shares of common stock that are designated and classified into one or more distinct series of the Company, each with its own investment objective and strategies, and shares of such series may be further divided into one or more classes (all references herein to “Series,” “Class,” or “Classes” shall mean the Series, Class or Classes specifically identified on Schedule I attached hereto, and all references herein to “Shares” shall mean the Shares of the Series or Class(es) of the Series specifically identified on Schedule I attached hereto). The Distributor may amend Schedule I of this Agreement to add additional Series of the Company by written notification to Dealer.

1.	Licensing

a.          Dealer represents and warrants that it is: (i) a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and (iii) licensed by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Funds, to the extent necessary to perform the duties and activities contemplated by this Agreement.

b.         Dealer represents and warrants that each of its partners, directors, officers, employees, and agents who will be utilized by Dealer with respect to its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Funds.

c.          Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction or federal regulatory agency shall immediately cause the termination of this Agreement. Dealer further agrees to immediately notify Distributor in writing of any such action or event.

d.          Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement.

e.          Dealer agrees to be bound by and to comply with all applicable state and federal laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares.

2.	Orders

a.          Dealer agrees to offer and sell Shares of the Series (or, as appropriate, Class thereof) only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then current prospectus and statement of additional information (including any supplements, stickers or amendments thereto) relating to each Series

(or, as appropriate, Class thereof), as filed with the SEC (together, the “Prospectus”); (ii) the operating procedures outlined in Exhibit A attached hereto; and (iii) the Distributor’s written instructions, as provided to the Dealer from time to time. To the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.

b.          Distributor reserves the right at any time, and without notice to Dealer, to suspend the sale of Shares or to withdraw or limit the offering of Shares. Distributor reserves the unqualified right not to accept any specific order for the purchase or sale of Shares.

c.          The Dealer is hereby appointed as agent for the Company solely for the limited purpose of (i) receiving instructions by its customers for purchases and redemptions of Shares of the Company, and (ii) transmitting corresponding purchase and redemption orders to the Company, each in accordance with the terms of this Agreement. Except for the limited purpose described in the foregoing sentence, in all offers and sales of the Shares to the public, Dealer is not authorized to act as broker or agent for, or employee of, Distributor, the Company or any other dealer, and Dealer shall not in any manner represent to any third party that Dealer has such authority or is acting in such capacity. Rather, Dealer agrees that it is acting as principal for Dealer’s own account or as agent on behalf of Dealer’s customers in all transactions in Shares, except as provided in Section 3.h. hereof. Dealer acknowledges that it is solely responsible for any applicable suitability determinations with respect to sales of Shares of the Company to Dealer’s customers and that Distributor has no responsibility for the manner of Dealer’s performance of, or for Dealer’s acts or omissions in connection with, the duties and activities Dealer provides under this Agreement.

d.          All orders are subject to acceptance by Distributor in its sole discretion and become effective only upon confirmation by Distributor.

e.          Distributor agrees that it will accept from Dealer orders placed through a remote terminal or otherwise electronically transmitted via the National Securities Clearing Corporation (“NSCC”) Fund/SERV Networking program, provided, however, that appropriate documentation thereof and agreements relating thereto are executed by both parties to this Agreement, including in particular the standard NSCC Networking Agreement and any other related agreements between Distributor and Dealer deemed appropriate by Distributor, and that all accounts opened or maintained pursuant to that program will be governed by applicable NSCC rules and procedures. Both parties further agree that, if the NSCC Fund/SERV Networking program is used to place orders, the standard NSCC Networking Agreement will control insofar as there is any conflict between any provision of this Agreement and the standard NSCC Networking Agreement.

3.	Duties of Dealer

a.          The Dealer will maintain records for its customers reflecting all Shares of a Series purchased and redeemed in the account(s) based on customer transactions (including the date and price for all transactions and share balances) and all reinvestments of dividends and capital gains distributions paid by a Series. The Dealer shall immediately notify the Distributor or its designee, such as the Company’s transfer agent, in writing of any discrepancies between its records and the balances in the Fund/SERV account. Dealer shall also maintain records of residence or company address and taxpayer identification number of each of its customers. The Dealer shall provide a breakdown to the Company each month by Series. In addition on each business day the New York Stock Exchange is open for regular business (“Business Day”), the records of the Dealer shall reflect (a) all customer transaction activity and (b) all account level activity, and all such information in (a) and (b) shall be reconciled and compared with the aggregate position in the Company’s Shares as reflected on Fund/SERV or manually on the Company’s transfer agent’s books if Fund/SERV is unavailable. The Dealer will immediately advise the Distributor or its designee, such as the Company’s transfer agent, in writing of any discrepancies between the Dealer’s records and the balances in the Fund/SERV account or the transfer agent’s books, as applicable.

b.          Dealer agrees to purchase Shares only from Distributor or from Dealer’s customers.

c.          Dealer agrees to enter orders for the purchase of Shares only for the purpose of covering purchase orders Dealer has already received from its customers or for Dealer’s own bona fide investment.

d.          Dealer agrees to date and time stamp all orders received by Dealer and promptly, upon receipt of any and all orders, to transmit to Distributor all orders received prior to the time described in the Prospectus for the calculation of each Fund’s net asset value so as to permit Distributor to process all orders at the price next determined after receipt by Dealer, in accordance with the Prospectus. Dealer agrees not to withhold placing orders for Shares with Distributor so as to profit itself as a result of such inaction.

e.          Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and to furnish Distributor or regulatory authorities with copies of such records upon request. In that regard, Dealer agrees that, unless Dealer holds Shares as nominee for its customers or participates in the NSCC Fund/SERV Networking program, at certain matrix levels, it will provide Distributor with all necessary information to comply properly with all federal, state and local reporting requirements and backup and nonresident alien withholding requirements for its customer accounts including, without limitation, those requirements that apply by treating Shares issued by the Company as readily tradable instruments. Dealer represents and agrees that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without such certified TIN. With respect to all other accounts, including Shares held by Dealer in omnibus accounts and Shares purchased or sold through the NSCC Fund/SERV Networking program, at certain matrix levels, Dealer agrees to perform all federal, state and local tax reporting with respect to such accounts, including without limitation redemptions and exchanges.

f.          Dealer agrees to distribute or cause to be delivered to its customers, as applicable, Prospectuses, dividend and distribution notices, proxy solicitation materials and related information and proxy cards, semi-annual and annual shareholder reports and any other materials in compliance with applicable legal requirements. In connection with meetings of shareholders of the Company, and upon the request of the Distributor, the Dealer shall prepare with respect to customers shareholder lists, mail, and certify as to the mailing of proxy materials, process, and tabulate returned proxy cards, report or proxies voted prior to meetings, and certify Shares voted at meetings.

g.          Dealer agrees that it: (i) shall assume responsibility for any loss to the Company caused by a correction to any order placed by Dealer that is made subsequent to the Trade Date (as defined below) for the order, provided such order correction was not based on any negligence on Distributor’s part; and (ii) will immediately pay such loss to the Company upon notification.

h.          Dealer agrees that in connection with orders for the purchase of Shares on behalf of any IRAs, 401(k) plans or other retirement plan accounts, by mail, telephone, or wire, Dealer shall act as agent for the custodian or trustee of such plans (solely with respect to the time of receipt of the application and payments), and Dealer shall not place such an order with Distributor until it has received from its customer payment for such purchase and, if such purchase represents the first contribution to such a retirement plan account, the completed documents necessary to establish the retirement plan. Dealer agrees to indemnify Distributor and its affiliates for any claim, loss, or liability resulting from incorrect investment instructions received by Distributor from Dealer.

i.          Dealer agrees that it will not make any conditional orders for the purchase or redemption of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

j.          Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

k.          Dealer agrees that it will keep in force appropriate broker’s blanket bond insurance policies covering any and all acts of Dealer’s partners, directors, officers, employees, and agents adequate to reasonably protect and indemnify the Distributor and the Company against any loss which any party may suffer or incur, directly or indirectly, as a result of any action by Dealer or Dealer’s partners, directors, officers, employees, and agents.

l.          Dealer agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, FINRA and other regulatory authorities.

m.          Dealer shall investigate all inquiries from its customers relating to the customers’ Shares and shall respond to all such communications relating to the Dealer’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Dealer and the Distributor.

n.          Dealer agrees to cooperate to a commercially reasonable extent with efforts by Distributor to assure itself that Dealer has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: (i) upon request, providing Distributor with the Investment Company Institute’s Financial Intermediary Controls and Compliance Assessment document, if available; (ii) upon request, providing Distributor with a Statement on Standards for Attestation Engagements (SSAE-16), if available; (iii) providing Distributor with periodic and special reports containing transaction details as it may reasonably request in the event of compliance problems; (iv) providing Distributor with such certifications as it may reasonably request on a periodic basis; (v) making Dealer’s personnel available for due diligence review should such review be necessary or appropriate, in the reasonable judgment of Dealer; and (vi) maintaining and preserving all records necessary to demonstrate compliance with the terms of this Agreement, including records demonstrating the time when each order for purchases and redemptions of Fund shares contemplated by this Agreement was received by Dealer.

o.          Dealer agrees to promptly notify Distributor of (i) any report filed pursuant to FINRA Conduct Rule 4530 which involves the sale of Shares; (ii) any report filed with any other self-regulatory organization in lieu of Rule 4530 reports which involves the sale of Shares; and (iii) any amendment to Dealer’s Form BD that would have a material effect on Dealer’s ability to perform its obligations under this Agreement. Upon written request of Distributor, Dealer shall provide copies of such reports.

4.	Dealer Compensation

a.          With respect to purchases of Shares by Dealer from Distributor with respect to any Fund or class thereof that are authorized to make payments of asset-based sales charges (i.e., payments of fees and expenses made in accordance with a distribution or service plan adopted by certain Funds or classes thereof pursuant to Rule 12b-1 (“Rule 12b-1 Plan”) under the Investment Company Act of 1940, as amended (“1940 Act”)), all payments to Dealer shall be in accordance with the Rule 12b-1 Plan adopted by that Fund or classes thereof as specified in each applicable then current Prospectus for each Fund or class thereof. With respect to any Fund or class thereof that offers Shares for which a Rule 12b-1 Plan has been adopted, Distributor is authorized to pay the Dealer continuing distribution and/or service fees, as specified in the relevant Prospectus to the extent that Dealer provides distribution, marketing, administrative and other services and activities regarding the promotion of such Shares and the servicing or maintenance of related shareholder accounts. The Fund or the Distributor reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the then current Prospectus for each Fund. Dealer hereby acknowledges that payments under Rule 12b-1 Plans will only be paid by the Distributor to the extent the amounts have been received by the Distributor from a Series.

b.          In accordance with the Funds’ Prospectuses, Distributor or any affiliate of the Distributor may, but is not obligated to, make payments to dealers from Distributor’s or such affiliate’s own resources as payment to dealers that otherwise would not be fully compensated under any Rule 12b-1 Plan (“Qualifying Sales”).

c.          In connection with the receipt of distribution fees and/or service fees under Rule 12b-1 Plans applicable to Shares purchased by Dealer’s customers, Distributor directs Dealer to provide enhanced shareholder services such as: processing purchase and redemption transactions; establishing shareholder accounts; and providing certain information and assistance with respect to the Funds. (Redemption levels of shareholder accounts assigned to Dealer will be considered in evaluating Dealer’s continued ability to receive payments of distribution and/or service fees.) In addition, Dealer agrees to support Distributor’s marketing efforts by, among other things, (i) granting reasonable requests for visits to Dealer’s office by Distributor’s wholesalers and/or marketing representatives, (ii) including all Funds covered by a Rule 12b-1 Plan on Dealer’s “approved,” “preferred” or other similar product lists, if applicable, and (iii) otherwise providing satisfactory product, marketing and sales support. Further, Dealer agrees to provide Distributor with supporting documentation concerning the shareholder services provided, as Distributor may reasonably request from time to time.

d.          All Rule 12b-1 Plan distribution and/or servicing fees shall be based on the value of Shares attributable to Dealer’s customers and eligible for such payment under a Rule 12b-1 Plan, and shall be calculated on the basis of and at the rates set forth in the then current Prospectus for each Fund or class thereof.

e.          The provisions of any Rule 12b-1 Plan and distribution agreement between the Funds and the Distributor shall control over this Agreement in the event of any inconsistency. Each Rule 12b-1 Plan in effect on the date of this Agreement is described in the relevant Fund’s statement of additional information. Dealer hereby acknowledges that all payments under Rule 12b-1 Plans are subject to limitations contained in such Rule 12b-1 Plans and distribution agreement and may be varied or discontinued at any time.

5.	Redemptions, Repurchases and Exchanges

a.          The Prospectuses for the Company describe the provisions whereby the Company, under all ordinary circumstances, will redeem Shares held by shareholders on demand. Dealer agrees that it will not make any representations to shareholders relating to the redemption of their Shares other than the statements contained in the Prospectuses and the organizational documents of the Company, and that Dealer will pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee, determined after receipt of the order as discussed in the Prospectus.

b.          Dealer agrees not to repurchase any Shares from its customers at a price below that next quoted by a Series for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable redemption fee, in accordance with a Series’ Prospectus. Dealer shall, however, be permitted to sell Shares for the account of the customer or record owner to the Series at the repurchase price then currently in effect for such Shares and may charge the customer or record owner a fair service fee or commission for handling the transaction, provided Dealer discloses the fee or commission to the customer or record owner. Nevertheless, Dealer agrees that it shall not under any circumstances maintain a secondary market in such repurchased Shares.

c.          Dealer agrees that, with respect to a redemption order it has made, if instructions in proper form are not received by Distributor within the time customary or the time required by law, the redemption may be canceled forthwith without any responsibility or liability on Distributor’s part or on the part of the Company, or Distributor, at its option, may buy the shares redeemed on behalf of the Company, in which latter case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Distributor’s failure to settle the redemption.

d.          Dealer agrees that it will comply with any restrictions and limitations on exchanges described in each Series’ Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing). Dealer will provide any information reasonably requested by the Distributor in furtherance of the Distributor’s efforts to prevent improper trading in Shares of the Series, and, if applicable, will enter into a shareholder information agreement with the Distributor as contemplated under Rule 22c-2 of the 1940 Act.

6.	Multiple Classes of Shares

Distributor may, from time to time, provide Dealer with written guidelines or standards relating to the sale, distribution or servicing of Series offering multiple classes of Shares having different distribution and/or service fees and expenses and other operating expenses.

7.	Fund Information

a.          Dealer agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of the Company except those contained in the Company’s Prospectuses or in materials provided by Distributor.

b.          Distributor will supply to Dealer Prospectuses, reasonable quantities of sales literature, sales bulletins, and additional sales information. Dealer agrees to use only advertising or sales material relating to the Series that: (i) is supplied by Distributor, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Series and is approved in writing by Distributor in advance of its use. Such approval may be withdrawn by Distributor in whole or in part upon written notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising. Dealer is not authorized to modify or translate any such materials without Distributor’s prior written consent.

8.	Shares

a.          Distributor acts solely as agent for the Company and Distributor shall have no obligation or responsibility with respect to Dealer’s right to purchase or sell Shares in any state or jurisdiction.

b.          Distributor shall periodically furnish Dealer with information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. Distributor shall have no obligation to make such notice, registration or exemptive filings with respect to Shares in any state or jurisdiction.

c.          To the extent an omnibus account with the Distributor is established, if in the reasonable judgment of the Company and as notified by the Distributor blue sky information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, the Dealer shall periodically prepare a report to each Series in accordance with a system approved by the Company, showing by state of residence all sales and redemptions of Shares by the Dealer’s customers in such Series.

d.          Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

e.          Distributor shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of Dealer or Dealer’s personnel selling Company Shares. Distributor shall not, in any event, be liable or responsible for the issue, form, validity, enforceability and value of such Shares or for any matter in connection therewith.

f.          Dealer agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of Distributor.

9.	Indemnification

a.          Dealer agrees to indemnify, defend and hold harmless Distributor and the Company and their predecessors, successors, and affiliates, each current or former director, officer, employee, shareholder or agent and each person who controls or is controlled by Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, related to the offer or sale by Dealer of Shares of the Company pursuant to this Agreement (except to the extent that Distributor’s gross negligence or failure to follow correct instructions received from Dealer is the cause of such loss, claim, liability, cost or expense); (ii) any redemption or exchange pursuant to instructions received from Dealer or its directors, partners, affiliates, officers, employees or agents; or (iii) the breach by Dealer of any of its representations and warranties specified herein or the Dealer’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by Dealer.

b.          Distributor agrees to indemnify, defend and hold harmless Dealer and its predecessors, successors and affiliates, each current or former partner, officer, director, employee or agent, and each person who controls or is controlled by Dealer from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate to any untrue statement of or omission to state a material fact contained in the Prospectuses or any written sales literature or other marketing materials provided by the Distributor to the Dealer, required to be stated therein or necessary to make the statements therein not misleading.

c.          Dealer agrees to notify Distributor, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its partners, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933, as amended.

d.          Each party’s obligations under these indemnification provisions shall survive any termination of this Agreement.

10.	Termination; Amendment

a.          In addition to the automatic termination of this Agreement specified in Section 1.c. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, each party to this Agreement may terminate this Agreement immediately by giving written notice to the other party of that other party’s material breach of this Agreement. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was mailed postpaid to the other party’s designated person at the addresses shown herein.

b.          This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by Dealer.

c.          The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve Dealer of its obligations, duties and indemnities specified in this Agreement. A trade placed by Dealer subsequent to its voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of Dealer, will only be effective upon written notification by Distributor.

d.          This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act and the rules, regulations and interpretations thereunder. The Distributor may, however, transfer any of its duties under this Agreement to any entity that controls or is under common control with Distributor.

e.          This Agreement may be amended by Distributor at any time by written notice to Dealer. Dealer’s placing of an order or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute Dealer’s acceptance of such amendment.

11.	Distributor’s Representations and Warranties

Distributor represents and warrants that:

a.          It is a corporation duly organized and existing and in good standing under the laws of the state of New York and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Company.

b.          It is a member in good standing of FINRA.

c.          It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of the Distributor provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

d.          All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

12.	Additional Dealer Representations and Warranties

In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

a.          It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized and that Dealer will not offer Shares of any Series for sale in any state or jurisdiction where such Shares may not be legally sold or where Dealer is not qualified to act as a broker-dealer.

b.          It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

c.    All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

d.          It is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding with respect to its activities under state or federal securities laws, rules or regulations.

13.	Anti-Money Laundering Responsibility

Dealer agrees that it will be responsible for complying with all applicable money laundering laws, regulations, and government, including self-regulatory organizations, guidance, including cash and suspicious activity reporting, customer identification programs and recordkeeping requirements, and to have adequate policies, procedures and internal controls in place to ensure compliance. Dealer will provide the Distributor, upon request and within a reasonable time, copies of its anti-money laundering compliance programs or materials, including policies and procedures for complying with the applicable anti-money laundering laws and regulations, “Know Your Customer” and/or customer identification policies and procedures, and procedures for identifying and reporting suspicious transactions. Any such request for information shall not in any way be construed or impose any obligation upon the Distributor to review and ensure the accuracy or adequacy of any of Dealer’s policies or procedures. Dealer agrees to immediately notify in writing the Anti-Money Laundering Compliance Officer of the Distributor if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Company.

14.	Privacy

Dealer represents that it has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (a) ensure the security and confidentiality of customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (d) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (e) otherwise ensure Dealer’s compliance with SEC Regulation S-P.

15.	Confidentiality

All books, records, information and data pertaining to the business of the other party (“Confidential Information”) that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (i) if such information is already publicly available; (ii) as may be required solely for the purpose of carrying out a party’s duties and responsibilities under this Agreement; (iii) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (iv) as may be required to be disclosed to a party’s attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (v) with the express prior written permission of the other party.

16.	Setoff; Dispute Resolution; Governing Law

a.          Should any of Dealer’s compensation accounts with Distributor have a debit balance, Distributor shall be permitted to offset and recover the amount owed from any other account Dealer has with Distributor, without notice or demand to Dealer.

b.          Any dispute arising hereunder or relating hereto shall be submitted to an arbitration under the rules of the American Arbitration Association before a panel in Monroe County, New York. Each party submits to the exclusive jurisdiction to the state and federal courts in Monroe County, New York or the Western District of New York, respectively.

c.          This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

17.	Investigations and Proceedings

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

18.	Captions

All captions used in this Agreement are for convenience only, are not a party hereof, and are not to be used in construing or interpreting any aspect hereof.

19.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

20.	Notice

Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below for the Distributor or the address in the signature block below for the Dealer. Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first.

Distributor:

Manning & Napier Investor Services, Inc.

Corporate Secretary

290 Woodcliff Drive

Fairport, NY 14450

Phone: 585-325-6880

Fax: 585-232-9079

21.	Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

22.	Entire Agreement

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by Distributor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

MANNING & NAPIER INVESTOR SERVICES, INC.

By:

Name:

Title:

Date:

[DEALER]

By:
(Signature)

Name:

Title:

Address:

Telephone:

FINRA CRD #

Dealer #
(Internal Use Only)

Date:

Exhibit A

Operating Procedures

1.	Sales of Shares

(a)       Acceptance of Orders. The Dealer shall, as agent for the Distributor on behalf of the Company, receive for acceptance orders from its customers for the purchase of Shares each Business Day and stamp each order with the date and time received. Dealer agrees that payment for Shares ordered from Distributor shall be in Fed Funds, New York clearinghouse or other immediately available funds, and the Dealer shall forward payment for the purchase of Shares by wire on the next Business Day following Trade Date (defined hereafter) to the custodian of the Company (“Custodian”). If such payment is not received by such date, Dealer shall forfeit its right to any compensation with respect to such order, and Distributor reserves the right, without notice, forthwith to cancel the sale, or, at its option, to sell the Shares ordered back to the Company, in which case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Dealer’s failure to make payment as aforesaid. In addition, the Dealer shall, pursuant to such purchase instructions, coordinate with the Company or its designees to issue the appropriate number of Shares and record such Shares in the appropriate account. Dealer shall only accept orders with respect to a Series from those states approved by the Company. The Company reserves the right to change such states in its sole discretion and shall notify Dealer in writing of any such change.

(b)       Recordation of the Issuance of Shares. To the extent the Dealer maintains an omnibus account with the Distributor, the Dealer shall record the issuance of Shares to the customers and maintain a record of the total number of Shares which are so issued, based upon data provided to the Dealer by the Company’s transfer agent. The Dealer shall also provide each Series or its designee with the total number of Shares which are issued and outstanding to each customer on a daily basis. Such Shares shall be reflected on appropriate accounts maintained by the Dealer reflecting outstanding Shares attributed to the individual accounts of a customer.

2.	Exchange and Redemption

(a)       Requirements for Exchange or Redemption of Shares. The Dealer shall, as agent for the Distributor on behalf of the Company, process all instructions from its customers to exchange or redeem Shares in accordance with the exchange or redemption procedures set forth in each Series’ or Class’ Prospectus, as applicable. The Dealer shall exchange or redeem Shares upon receipt of oral or written instructions or otherwise pursuant to the Series’ or Class’ Prospectus, as applicable.

(b)       Notice to the Company. When Shares are redeemed, the Dealer shall, upon receipt of the instructions and documents in proper form, deliver to the Company or its agent in such format as the Company or its agent shall reasonably require, a notification setting forth the number of Shares to be redeemed. Such Shares shall be reflected on appropriate accounts maintained by the Dealer reflecting interests in outstanding Shares attributed to its customer accounts.

(c)       Payment of Redemption Proceeds. The Dealer shall, upon receipt of the monies paid to it by the Company or its agent for the redemption of Shares, pay such monies. The Dealer shall not process or effect any redemption with respect to Shares of a Series or Class after receipt by the Dealer of notification of the suspension of the determination of the net asset value of such Series or Class.

3.	Late Day Trading Procedures

To the extent the Dealer, with the consent of the Distributor, shall undertake “late day” trading order taking for Shares of the Company, the procedures to be followed by the Dealer for any such purchases, redemptions, and exchanges pursuant to Section 2 and 3 of this Exhibit A shall be consistent with Rule 22c-1 of the 1940 Act and as follows: For each account maintained by the Dealer with the Company, prior to 8:30 a.m. Eastern Time each Business Day, the Dealer shall transmit to the Company an aggregate purchase or redemption order that reflects the “net” effect of all purchases or redemptions of Shares based upon instructions from its customers (collectively, “Instructions”) received prior to 4:00 p.m. Eastern Time (or such earlier time to the extent the New York Stock Exchange closed prior to 4:00 p.m. on such day) on the preceding Business Day (a “Trade Date”). Purchases or redemptions of Company Shares shall be deemed to have occurred as of the Trade Date to which the order applies, if such Instructions were received prior to 4:00 p.m. Eastern Time (or such earlier time to the extent the New York Stock Exchange closed prior to 4:00 p.m. on such day) on a Trade Date (“Close of Trading”). In no event shall the Dealer accept Instructions on any Business Day with respect to requests by its customers that are communicated after the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by the Dealer after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day. The Dealer will maintain, and have audited by an independent third party at least annually, controls and procedures relating to the processing of customer transactions. Such audit will be made available to the Distributor and the Company upon request. The Dealer is, and will be responsible for reporting, whether on a daily basis, periodic, year-end, annual or special, to each customer, and will assist each customer in reporting to applicable federal and state regulatory authorities. The Dealer is, and will be responsible for the actual delivery to customers of the proceeds of, and the collection of all required withholding taxes from, all redemptions and the payment of all periodic sums withheld from such redemptions to the applicable federal and state taxation authorities.

The Dealer shall participate in and utilize Fund/SERV’s networking application when trading with the Company in accordance with the procedures set forth herein. The Distributor shall transmit or make available via Fund/SERV, as applicable, to the Dealer: (i) confirmations of instructions received from the Dealer, and (ii) share balances for each account in accordance with Fund/SERV’s networking guidelines. The Dealer will promptly review and verify this information on Fund/SERV and immediately advise the Company’s transfer agent in writing of any discrepancies between the Dealer’s records and the balance in the Fund/SERV account. The Distributor and the Dealer will each promptly provide the other notice of any processing errors as well as any necessary corrections. The Dealer will cooperate with the Distributor to resolve any discrepancies as soon as reasonably practicable.

If Fund/SERV is unavailable for any reason, or if it is otherwise impracticable to utilize the Fund/SERV system, transactions shall be processed in accordance with mutually agreed upon procedures for manually transmitting purchase, redemption, and exchange orders to the Company.

4.	Pricing Information

The Distributor shall use its best efforts to provide to the Dealer by 7:00 p.m. Eastern Time each Business Day closing net asset values of the Series and Classes determined at the Close of Trading on such Business Day and, in the case of fixed income Series, the daily accrual for interest rate factor (mil rate).

5.	Dividends and Distributions

Upon the declaration of each dividend and each capital gain distribution by the Company with respect to Shares, the Distributor through Fund/SERV shall furnish to the Dealer information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the total amount payable per share to the shareholders of record as of that date, the total amount payable to the Dealer as nominee on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value or in cash. On the payment date specified by the Company, the Company, or its transfer agent, will pay to the Dealer’s customers an amount of cash equal to the dividends owed to the customers or, if applicable, other distributions payable in cash; unless any such dividends shall be automatically reinvested.

Schedule I

List of Series and Classes

Manning & Napier Fund

Core Bond Series – Class S

Core Bond Series – Class I

Disciplined Value Series – Class S

Disciplined Value Series – Class I

Diversified Tax Exempt Series

Equity Series – Class S

Equity Income Series – Class S

Equity Income Series – Class I

Global Fixed Income Series – Class S

Global Fixed Income Series – Class I

High Yield Bond Series – Class S

High Yield Bond Series – Class I

International Series – Class S

International Series – Class I

New York Tax Exempt Series

Ohio Tax Exempt Series

Overseas Series – Class I

Rainier International Discovery Series – Class K

Rainier International Discovery Series – Class I

Rainier International Discovery Series – Class R6

Real Estate Series – Class S

Real Estate Series – Class I

Strategic Income Conservative Series – Class S

Strategic Income Conservative Series – Class I

Strategic Income Moderate Series – Class S

Strategic Income Moderate Series – Class I

Unconstrained Bond Series – Class S

Unconstrained Bond Series – Class I

World Opportunities Series – Class S

Each Pro-Blend Series – Class S

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

Pro-Blend Maximum Term Series

Each Pro-Blend Series – Class I

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

Pro-Blend Maximum Term Series

Each Pro-Blend Series – Class R

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

Pro-Blend Maximum Term Series

Each Pro-Blend Series – Class R2

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

Pro-Blend Maximum Term Series

Each Target Series – Class K

Currently:

Target Income Series

Target 2015 Series

Target 2020 Series

Target 2025 Series

Target 2030 Series

Target 2035 Series

Target 2040 Series

Target 2045 Series

Target 2050 Series

Target 2055 Series

Target 2060 Series

Each Target Series – Class I

Currently:

Target Income Series

Target 2015 Series

Target 2020 Series

Target 2025 Series

Target 2030 Series

Target 2035 Series

Target 2040 Series

Target 2045 Series

Target 2050 Series

Target 2055 Series

Target 2060 Series

Each Target Series – Class R

Currently:

Target Income Series

Target 2015 Series

Target 2020 Series

Target 2025 Series

Target 2030 Series

Target 2035 Series

Target 2040 Series

Target 2045 Series

Target 2050 Series

Target 2055 Series

Target 2060 Series

Each Target Series – Class R6

Currently:

Target Income Series

Target 2015 Series

Target 2020 Series

Target 2025 Series

Target 2030 Series

Target 2035 Series

Target 2040 Series

Target 2045 Series

Target 2050 Series

Target 2055 Series

Target 2060 Series